Exhibit 23.1


                              [KPMG LLP Letterhead]

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Four Seasons Hotels Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Four Seasons Hotels Inc. of: (i) our audit report dated February 25, 2004 on the consolidated balance sheets of Four Seasons Hotels Inc. as at December 31, 2003 and 2002 and the consolidated statements of operations, retained earnings, cash provided by operations and cash flows for the years then ended, and (ii) our Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference, dated February 25, 2004, which report and comments appear in the December 31, 2003 annual report on Form 40-F of Four Seasons Hotels Inc.




/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
June 15, 2004